Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS SECOND QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS OF $119 MILLION, OR $1.29 PER DILUTED COMMON SHARE

For the second quarter of 2016, the Company reports:

•	Annualized return on average common equity of 9.0%

•	Operating income[1] of $47 million, or $0.51 per diluted common share

•	Annualized operating return on average common equity of 3.6%

•	Growth in the quarter and over the last twelve months in diluted book value per common share of 3% and 11%, respectively, to $57.62

Pembroke, Bermuda, July 26, 2016 - AXIS Capital Holdings Limited (“AXIS Capital” or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2016 of $119 million, or $1.29 per diluted common share, compared with $63 million, or $0.63 per diluted common share, for the second quarter of 2015. Net income available to common shareholders for the six months ended June 30, 2016, was $158 million or $1.69 per diluted common share, compared with $219 million, or $2.17 per diluted common share, for the corresponding period of 2015.

Operating income for the second quarter of 2016 was $47 million, or $0.51 per diluted common share, compared to $94 million, or $0.93 per diluted common share, for the second quarter of 2015. For the six months ended June 30, 2016, AXIS Capital reported operating income of $149 million, or $1.59 per diluted common share, compared with $230 million, or $2.27 per diluted common share, for the first six months of 2015.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Second Quarter Highlights2

•	Gross premiums written increased 11% to $1.3 billion, with growth in our reinsurance segment of 26% and insurance segment of 3%;

•	Net premiums written increased 6% to $1.0 billion;

•	Net premiums earned increased slightly (3% on a constant currency basis3) to $947 million;

•	Combined ratio of 102.2%, compared to 96.9%;

•	Current accident year loss ratio of 75.0%, compared to 68.5%;

•
Estimated catastrophe and weather-related pre-tax net losses, net of reinstatement premiums, of $109 million or 11.7 points on the current accident year loss ratio compared to $39 million, or 4.1 points incurred during the second quarter of 2015.

◦
Second quarter estimated catastrophe and weather-related pre-tax net losses, net of reinstatement premiums, of $104 million (insurance: $41 million and reinsurance: $63 million) included the Fort McMurray wildfires, U.S. weather-related events, Japanese and Ecuadorian earthquakes and European floods.

◦
Development on first quarter estimated catastrophe and weather-related pre-tax net losses of $5 million (insurance: $7 million and reinsurance: ($2 million)) attributable to U.S. weather-related events;

•	Net favorable prior year reserve development of $78 million (benefiting the combined ratio by 8.2 points), compared to $65 million (benefiting the combined ratio by 6.9 points);

•	Net investment income of $92 million, compared to $89 million;

•
Pre-tax total return on cash and investments[4] of 1.2%, including foreign exchange movements and 1.4% excluding foreign exchange movements. The comparable prior period pre-tax total return was flat (or (0.3%) excluding foreign exchange movements);

•	Net income available to common shareholders of $119 million and annualized return on average common equity of 9.0%, compared to $63 million and 4.7%;

•	Operating income of $47 million, representing an annualized operating return on average common equity of 3.6%, compared to $94 million and 7.0%;

•	Net cash flows from operations of $77 million, compared to $144 million;

•	Diluted book value per common share of $57.62, an increase of 3% compared to the prior quarter and representing an 11% increase over the last 12 months;

•	Dividends declared of $0.35 per common share, with the total common dividends declared of $1.34 per share over the past twelve months;

•	Growth in diluted book value per common share adjusted for dividends of $1.93, or 3%, per common share for the quarter and $7.15, or 14%, per common share over the past twelve months; and

•	Share repurchases during the quarter totaled $127 million and $263 million for the year.
2 All comparisons are with the same period of the prior year, unless otherwise stated.
3Amounts presented on a constant currency basis are “non-GAAP financial measures” as defined in Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to the prior year balance.
4Pre-tax total return on cash and investments includes net investment income, net realized investment gains (losses) and the change in unrealized gains (losses) generated by our average cash and investment balances. Total cash and invested assets represents the total cash, available for sale investments, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the second quarter 2016 financial results, Albert Benchimol, President and CEO of AXIS Capital, said: "AXIS Capital reported growth in diluted book value per share adjusted for dividends of 3% in the quarter and 14% over the last twelve months. All relevant metrics in our second quarter and year-to-date results demonstrate clear progress along our various initiatives focused on delivering a consistent, attractive return to shareholders. Our accident year loss ratio and combined ratio excluding catastrophe and weather events improved for both the quarter and the year to date, even as we and the rest of the industry experienced weaker pricing. During the quarter, we were tested by 20 catastrophe and weather events globally generating estimated insured losses in excess of $19 billion - amongst the highest industry loss quarters in the last decade. Our actions in recent years have positioned our portfolio to better absorb losses from catastrophe and weather. Our market share of these losses in the quarter is in line with our expectations for our global footprint and market position in exposed lines and lower than our average share in prior years. Finally, the launch of Harrington Reinsurance Holdings Limited, co-sponsored by AXIS Capital and The Blackstone Group L.P., significantly advances our 21st century approach to capital management whereby we complement our existing balance sheet with a broad range of third-party capital to deliver enhanced capacity, innovation and tailored solutions to our clients and brokers and generate a growing stream of attractive fee revenue.  We are pleased with our progress along strategic and operational initiatives, and are committed to continuing the diligent execution of our plans to position AXIS Capital as a leader in specialty risks, delivering superior value creation to its shareholders.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $784 million in the quarter ended June 30, 2016, an increase of 3% compared to gross premiums written of $761 million in the second quarter of 2015. The increase in premiums written was largely driven by new business in our property lines, partially offset by a reduction of premiums in our professional lines due to our exit from retail insurance operations in Australia.

For the six months ended June 30, 2016, gross premiums written were $1.4 billion, up $74 million or 5% (6% on a constant currency basis) compared to the same period in 2015. Increased premiums written were reported in our accident and health and property lines, primarily driven by new business. These increases were partially offset by a decrease in our marine lines, which were impacted by reduced new

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

business opportunities, lower rates and timing differences, as well as the impact of our exit from retail insurance operations in Australia.

Net premiums written were down 1% in the second quarter of 2016 compared to the same period in 2015, impacted by an increase in premiums ceded following increased reinsurance protection purchased principally in the professional lines. On a year to date basis, net premiums written were up 3% (4% on a constant currency basis) compared to 2015, reflecting the increase in gross written premiums in our property and accident and health lines, partially offset by the increase in premiums ceded in our professional lines.

Net premiums earned decreased by 3% (1% on a constant currency basis) in the second quarter of 2016 and were down 2% (flat on a constant currency basis) for the first six months of 2016 compared to the same periods in 2015, largely driven by a reduction in premiums written in our marine and professional lines, as well as increases in our professional lines' ceded reinsurance programs, partially offset by growth in premiums written in recent periods, mainly in our accident and health lines.

Our insurance segment reported an underwriting loss of $11 million for the current quarter, compared to a break-even underwriting result in the second quarter of 2015. The current quarter’s underwriting results reflected a combined ratio of 102.5%, compared to 100.1% in the prior year quarter. The segment’s current accident year loss ratio increased from 69.2% in the second quarter of 2015 to 74.3% in the current quarter, primarily due to the higher level of catastrophe and weather-related losses. The second quarter of 2016 was impacted by pre-tax catastrophe and weather-related net losses of $48 million, or 11.1 points, including the U.S. weather events, the Japanese earthquake and the Fort McMurray wildfires. Comparatively, the second quarter of 2015 included pre-tax net losses attributable to catastrophe and weather-related events of $22 million, or 4.7 points. After adjusting for the catastrophe and weather-related losses, the segment's current accident year loss ratio improved 1.3 points compared to the same period in 2015 due to a decrease in mid-size loss experience in our marine and property lines.

Net favorable prior year loss reserve development was $20 million, or 4.6 points, this quarter compared to $15 million, or 3.4 points, in the second quarter of 2015.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The decrease in the general and administrative expense ratio in the current quarter compared to the prior year quarter primarily reflected a reduction in the allocations of certain corporate expenses and lower personnel expenses.

For the six months ended June 30, 2016, we recognized underwriting income of $6 million, compared with underwriting income of $9 million for the same period in 2015. The decrease was principally driven by higher catastrophe and weather-related losses, partially offset by a decrease in the current accident year loss ratio excluding catastrophe and weather-related losses and lower general and administrative expenses compared to the same period in 2015.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $536 million in the second quarter of 2016, up $109 million, or 26%, compared to gross premiums written of $427 million in the second quarter of 2015. The increase was primarily driven by growth in our liability, professional and catastrophe lines. The increase in our liability lines was impacted by the higher level of premiums written on a multi-year basis during the second quarter of 2016 compared to the same period in 2015, with additional growth in our liability lines attributable to our participation on a large new treaty. The increase in our professional lines was largely due to timing differences and the restructuring of several large treaties, while the increase in our catastrophe lines was the result of new business spread across several cedants.

For the six months ended June 30, 2016, gross premiums written were $1.8 billion, up $339 million, or 23% (26% on a constant currency basis), from the comparative period in 2015. The increase was impacted by the level of premiums written on a multi-year basis during 2016 compared to 2015, most notably in our credit and surety and liability lines. Partially offsetting this increase was the impact of foreign exchange movements as the strength of the U.S. dollar drove comparative premium decreases in treaties denominated in foreign currencies in the first quarter. After adjusting for the impact of these multi-year contracts and foreign exchange movements, our gross premiums written increased by $242 million, or 16%. The growth was driven by increases in our liability, professional and marine and other lines.

Net premiums written were up 17% in the second quarter of 2016 compared to the same period in 2015, reflecting the increase in gross written premiums in our liability, professional and catastrophe lines partially offset by the increase in premiums ceded following increased reinsurance purchased principally in the

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

catastrophe and credit and surety lines. On a year to date basis, net premiums written were up 18% (22% on a constant currency basis) compared to 2015, reflecting the increase in gross written premiums in our liability, professional and credit and surety lines, partially offset by the increase in premiums ceded in our property and catastrophe lines.

Net premiums earned increased by 4% and 3% (8% and 7% on a constant currency basis) in the three and six months ended June 30, 2016, compared to the same periods in 2015. The increases were primarily driven by strong growth in business written in our liability, marine and other and catastrophe lines in recent periods, partially offset by a decrease in business written in our property lines as well as an increase in the premiums ceded, reflecting retrocessional covers purchased largely in our catastrophe and property lines.

Our reinsurance segment reported underwriting income of $21 million for the current quarter, compared to $57 million in the second quarter of 2015. The segment’s combined ratio increased to 95.7% for the current quarter, compared to 89.0% in the second quarter of 2015. This included an increase in the current accident year loss ratio from 67.9% in the second quarter of 2015 to 75.6% this quarter principally due to the higher level of catastrophe and weather-related losses. During the second quarter of 2016 we incurred pre-tax net losses, net of reinstatement premiums, of $61 million, or 12.2 points, related to the Fort McMurray wildfires, the Japanese and Ecuadorian earthquakes, U.S. weather events and European floods compared to pre-tax net losses attributable to catastrophe and weather-related events of $17 million, or 3.5 points in the same period in 2015. After adjusting for the catastrophe and weather-related losses, the segment's current accident year loss ratio improved 1.0 point compared to the same period in 2015 due to the recognition of better than expected recent attritional loss experience and business mix changes across various lines of business.

Net favorable prior year reserve development was $58 million, or 11.4 points, this quarter compared to $49 million, or 10.1 points, in the second quarter of 2015.

The segment's acquisition cost ratio increased in the current quarter compared to the second quarter of 2015 from 23.8% to 25.1%, primarily due to adjustments related to loss-sensitive features driven by loss reserve releases and higher acquisition costs in certain lines of business. The decrease in the general and administrative expense ratio in the current quarter compared to the second quarter of 2015 reflected lower personnel expenses and the impact of increased net earned premiums in the current quarter.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the six months ended June 30, 2016, we recognized underwriting income of $103 million compared to $148 million for the same period of 2015. The decrease was largely due to higher losses associated with catastrophe and weather-related events, an increase in the acquisition cost ratio and a reduction in other insurance related income derived from our weather and commodities derivative business, partially offset by an increase in net favorable prior year loss reserve development and lower general and administrative expenses, compared to the same period in 2015.

Investments

Net investment income of $92 million for the quarter represents a $43 million increase from the first quarter of 2016, and a $3 million year-over-year increase from the second quarter of 2015, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated a gain of $14 million in the three months ended June 30, 2016 and 2015, compared to a loss of $27 million in the first quarter of 2016.

Net realized investment gains for the quarter were $21 million, compared to net realized investment losses of $67 million last quarter and net realized investment losses of $11 million in the second quarter of 2015.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital5 at June 30, 2016 was $7.0 billion, including $1.0 billion of senior notes and $625 million of preferred equity, and was comparable to $6.9 billion at December 31, 2015. Total capital increased primarily due to an increase in unrealized investment gains reported in other comprehensive income, following an increase in the market value of our fixed income investment portfolio in the six months ended June 30, 2016 and net income generated in the first six months of 2016. These increases were partially offset by the repurchase of $263 million of our common shares during the first six months of 2016.

At July 26, 2016, the Company had $500 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2016.

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.58 in the current quarter and by $5.81 over the past twelve months, to $57.62. The quarterly and twelve month increases were primarily driven by our net income generated and the increase in unrealized investment gains reported in other comprehensive income in each of these periods.

During the second quarter of 2016, the Company declared common dividends of $0.35 per share, with total common dividends declared of $1.34 per share over the past twelve months. Combined, the growth in diluted book value per common share adjusted for dividends was $1.93, or 3%, per common share for the quarter and $7.15, or 14%, per common share over the past twelve months.

5 Total capital represents the sum of total shareholders' equity and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, July 27, 2016, at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 5077867. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10088680. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2016 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2016 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/23I7uaE

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2016 (UNAUDITED) AND DECEMBER 31, 2015

	2016	2015

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,563,216	$11,719,749
Equity securities, available for sale, at fair value	626,371	597,998
Mortgage loans, held for investment, at amortized cost and fair value	327,315	206,277
Other investments, at fair value	865,406	816,756
Equity method investments	113,729	—
Short-term investments, at amortized cost and fair value	41,086	34,406
Total investments	13,537,123	13,375,186
Cash and cash equivalents	792,945	988,133
Restricted cash and cash equivalents	200,527	186,618
Accrued interest receivable	71,770	73,729
Insurance and reinsurance premium balances receivable	2,885,606	1,967,535
Reinsurance recoverable on unpaid and paid losses	2,270,776	2,096,104
Deferred acquisition costs	624,638	471,782
Prepaid reinsurance premiums	498,299	396,201
Receivable for investments sold	3,569	26,478
Goodwill and intangible assets	85,954	86,858
Other assets	278,233	313,267
Total assets	$21,249,440	$19,981,891

Liabilities
Reserve for losses and loss expenses	$9,782,304	$9,646,285
Unearned premiums	3,708,603	2,760,889
Insurance and reinsurance balances payable	416,017	356,417
Senior notes	992,361	991,825
Payable for investments purchased	144,040	9,356
Other liabilities	241,932	350,237
Total liabilities	15,285,257	14,115,009

Shareholders' equity
Preferred shares	625,000	627,843
Common shares	2,206	2,202
Additional paid-in capital	2,302,557	2,241,388
Accumulated other comprehensive income (loss)	63,089	(188,465)
Retained earnings	6,285,803	6,194,353
Treasury shares, at cost	(3,314,472)	(3,010,439)
Total shareholders' equity	5,964,183	5,866,882

Total liabilities and shareholders' equity	$21,249,440	$19,981,891

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	Three months ended		Six months ended
	2016	2015	2016	2015

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$946,990	$941,211	$1,849,331	$1,845,264
Net investment income	91,730	88,544	140,896	180,651
Net realized investment gains (losses)	21,010	(11,110)	(45,500)	(53,662)
Other insurance related income (losses)	(892)	3,486	(1,094)	11,162
Total revenues	1,058,838	1,022,131	1,943,633	1,983,415

Expenses
Net losses and loss expenses	632,294	580,153	1,131,256	1,092,481
Acquisition costs	189,125	183,263	369,761	354,805
General and administrative expenses	146,746	148,482	296,648	311,723
Foreign exchange losses (gains)	(56,602)	22,108	(55,986)	(41,112)
Interest expense and financing costs	12,914	12,939	25,747	25,196
Total expenses	924,477	946,945	1,767,426	1,743,093

Income before income taxes	134,361	75,186	176,207	240,322
Income tax expense (benefit)	4,901	1,815	(1,639)	1,125
Net income	129,460	73,371	177,846	239,197
Preferred shares dividends	9,969	10,022	19,938	20,044
Net income available to common shareholders	$119,491	$63,349	$157,908	$219,153

Per share data
Net income per common share:
Basic net income	$1.30	$0.63	$1.70	$2.19
Diluted net income	$1.29	$0.63	$1.69	$2.17
Weighted average number of common shares outstanding - basic	91,926	100,274	92,980	100,093
Weighted average number of common shares outstanding - diluted	92,558	101,160	93,705	101,151
Cash dividends declared per common share	$0.35	$0.29	$0.70	$0.58

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015

	2016			2015
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$784,017	$536,417	$1,320,434	$761,126	$427,287	$1,188,413
Net premiums written	526,764	480,586	1,007,350	534,263	412,281	946,544
Net premiums earned	439,279	507,711	946,990	452,322	488,889	941,211
Other insurance related income (loss)	(234)	(658)	(892)	269	3,217	3,486
Net losses and loss expenses	(306,141)	(326,153)	(632,294)	(297,534)	(282,619)	(580,153)
Acquisition costs	(61,829)	(127,296)	(189,125)	(66,920)	(116,343)	(183,263)
Underwriting-related general and
administrative expenses(6)	(82,487)	(32,332)	(114,819)	(88,420)	(36,013)	(124,433)
Underwriting income (loss) (6)	$(11,412)	$21,272	9,860	$(283)	$57,131	56,848

Corporate expenses			(31,927)			(24,049)
Net investment income			91,730			88,544
Net realized investment gains (losses)			21,010			(11,110)
Foreign exchange (losses) gains			56,602			(22,108)
Interest expense and financing costs			(12,914)			(12,939)
Income before income taxes			$134,361			$75,186

Net loss and loss expense ratio	69.7%	64.2%	66.8%	65.8%	57.8%	61.6%
Acquisition cost ratio	14.1%	25.1%	20.0%	14.8%	23.8%	19.5%
General and administrative
expense ratio	18.7%	6.4%	15.4%	19.5%	7.4%	15.8%
Combined ratio	102.5%	95.7%	102.2%	100.1%	89.0%	96.9%

[6]
Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	2016			2015
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,437,365	$1,842,230	$3,279,595	$1,363,850	$1,503,495	$2,867,345
Net premiums written	999,926	1,693,230	2,693,156	971,004	1,431,086	2,402,090
Net premiums earned	877,958	971,373	1,849,331	899,789	945,475	1,845,264
Other insurance related income (loss)	(96)	(998)	(1,094)	269	10,893	11,162
Net losses and loss expenses	(580,546)	(550,710)	(1,131,256)	(583,307)	(509,174)	(1,092,481)
Acquisition costs	(123,227)	(246,534)	(369,761)	(131,375)	(223,430)	(354,805)
Underwriting-related general and
administrative expenses	(168,064)	(70,345)	(238,409)	(176,109)	(75,393)	(251,502)
Underwriting income	$6,025	$102,786	108,811	$9,267	$148,371	157,638

Corporate expenses			(58,239)			(60,221)
Net investment income			140,896			180,651
Net realized investment losses			(45,500)			(53,662)
Foreign exchange gains			55,986			41,112
Interest expense and financing costs			(25,747)			(25,196)
Income before income taxes			$176,207			$240,322

Net loss and loss expense ratio	66.1%	56.7%	61.2%	64.8%	53.9%	59.2%
Acquisition cost ratio	14.0%	25.4%	20.0%	14.6%	23.6%	19.2%
General and administrative
expense ratio	19.2%	7.2%	16.0%	19.6%	8.0%	16.9%
Combined ratio	99.3%	89.3%	97.2%	99.0%	85.5%	95.3%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	Three months ended		Six months ended
	2016	2015	2016	2015

	(in thousands, except per share amounts)

Net income available to common shareholders	$119,491	$63,349	$157,908	$219,153
Net realized investment (gains) losses, net of tax(7)	(16,419)	9,552	45,393	51,546
Foreign exchange losses (gains), net of tax(8)	(55,589)	20,680	(54,542)	(41,046)
Operating income	$47,483	$93,581	$148,759	$229,653

Earnings per common share - diluted	$1.29	$0.63	$1.69	$2.17
Net realized investment (gains) losses, net of tax	(0.18)	0.09	0.48	0.51
Foreign exchange losses (gains), net of tax	(0.60)	0.21	(0.58)	(0.41)
Operating income per common share - diluted	$0.51	$0.93	$1.59	$2.27

Weighted average common shares and common share equivalents - diluted	92,558	101,160	93,705	101,151

Average common shareholders' equity	$5,332,221	$5,335,018	$5,289,111	$5,256,997

Annualized return on average common equity	9.0%	4.7%	6.0%	8.3%

Annualized operating return on average common equity	3.6%	7.0%	5.6%	8.7%

7Tax cost (benefit) of $4,591 and ($1,558) for the three months ended June 30, 2016 and 2015, respectively, and ($107) and ($2,116) for the six months ended June 30, 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
8Tax cost (benefit) of $1,013 and ($1,428) for the three months ended June 30, 2016 and 2015, respectively, and $1,444 and $66 for the six months ended June 30, 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $146,746 and $148,482 for the three months ended June 30, 2016 and 2015, respectively, and $296,648 and $311,723 for the six months ended June 30, 2016 and 2015, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom’s possible withdrawal from the European Union (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income (loss), underwriting-related general and administrative expenses, and amounts presented on a constant currency basis, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange gains (losses). We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income (loss) to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

Amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year balance.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income (loss)", which incorporates "underwriting-related general and administrative expenses".

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange gains (losses) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income (loss). Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income (loss) for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains (losses) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains (losses) arising from our underwriting portfolio. As a result, we believe that foreign exchange gains (losses) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income (loss).

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com